Exhibit 99.1

USPR Announces a Private Investment of $12,000,000

Lake Mary, Florida – May 25, 2010

M. Jack Kugler, Chief Executive Officer and Chairman of the Board of U.S. Precious Metals, Inc. (OTC BB: USPR.OB) (“USPR”), announced that USPR has entered into a binding agreement to issue 49% of the equity of the Company and 10% of the gross output of the Company’s mining concessions to an investor for an aggregate purchase price of $12,000,000.  The shares issuable pursuant to this transaction have not been (and will not be) registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or any applicable exemption from registration requirements.

The Company intends to use the proceeds of the sale of the interest in the Company to (a) continue its drilling campaign in order to provide data on the Company’s estimated mineral resources, (b) conduct feasibility studies and (c) prepare for a production campaign.  The funding is critical to the Company’s ability to move forward with these important steps in developing the concessions and creating revenues from the minerals to which they relate.  Dave Burney, President, said, “this infusion of capital will allow the Company to significantly expand its current drilling campaign and move us to the next level.”

About U.S. Precious Metals, Inc.:
USPR is a mineral exploration company headquartered in Lake Mary, Florida and operating in Mexico through its Mexican subsidiary, U.S. Precious Metals de Mexico, S.A. DE C.V. USPR owns significant exploration rights to approximately 37,000 acres of land in Michoacán, Mexico. USPR's common stock is quoted on the OTC Bulletin Board under the symbol “USPR.”

Statements contained herein that are not based upon current or historical fact are forward-looking statements. Such forward-looking statements relate to future events and future operating results, performance, prospects and opportunities. The use of terms such as "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to USPR, or its management, identify forward-looking statements. These forward-looking statements are based on information currently available to USPR and USPR's current plans, intentions and expectations. Forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause USPR's actual results, performance, prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in USPR's Annual Report on Form 10-K/A for the fiscal year ended May 31, 2009, filed with the U.S. Securities and Exchange Commission on September 16, 2009. Except as required by the Federal securities law, USPR does not undertake any obligation to revise or update any forward-looking statements contained herein after the date hereof.

U.S. Precious Metals, Inc.
M. Jack Kugler, Chairman of the Board/CEO
(407) 566-9310
http://www.usprgold.com/

SOURCE: U.S. Precious Metals, Inc.